Exhibit 99.1


ATEC Acquires Interpharm Inc. and Completes Sale of Computer Operations


COMMACK, N.Y., May 30, 2003 (PRIMEZONE) -- ATEC Group, Inc. (AMEX:TEC - News) today consummated the previously announced acquisition of Interpharm, Inc., a manufacturer and distributor of generic pharmaceutical products based on Long Island, New York. Atec has filed an amendment to its certificate of incorporation to change the name of the company to Interpharm Holdings, Inc.

ATEC Group also completed the previously announced sale of its computer operations to BAAR Group, Inc. BAAR, which consists of certain members of ATEC management, will assume substantially all of the liabilities of ATEC.

The above transactions, as well as certain other matters that were set forth in the company's definitive proxy statement, were approved at ATEC's Annual Shareholder's Meeting held on May 29, 2003. ATEC expects that its ticker symbol on the AMEX will be changed to "IPA" on June 2, 2003 or shortly thereafter.

ATEC Director, Surinder Rametra stated, "this acquisition provides ATEC shareholders with an opportunity for value, growth, and a new vision."

Interpharm is a growing manufacturer and distributor of generic pharmaceutical products. The Company has shown a strong commitment to capital investment and growth. Between 2000 and 2002, Interpharm's revenues grew by approximately 118%, from approximately $11 million to approximately $24 million.

Interpharm, Inc. was awarded the prestigious "Entrepreneurial Spirit" award last year as eighth of the "25 Fastest-Growing" private companies on Long Island. KPMG LLC, Hofstra University and Long Island Business News sponsored the award ceremony, which was held on October 30, 2002.

Dr. Maganlal Sutaria, the Chairman and CEO of Interpharm said, "Interpharm has a proud history of growth and providing quality and reliable products at competitive prices and we look forward to continued growth as a public company."


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About Interpharm

Based in Hauppauge, New York, Interpharm, Inc., is in the business of developing, manufacturing, and distributing generic drugs in the United States. Interpharm currently markets 20 products, representing various dosage strengths for 11 distinct drugs that it manufactures. Interpharm markets its products primarily to wholesalers and drug distributors principally through its internal sales staff as well as independent sales representatives.

Forward-Looking Statements

Statements made in this news release, may contain forward-looking statements concerning ATEC Group, Inc.'s and Interpharm Inc.'s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond their control. Other risks inherent in ATEC Group, Inc.'s business are described in its Securities and Exchange Commission filings, including its most recently filed Forms 10K and 10Q, and its Definitive Proxy Statement with the Securities and Exchange Commission on May 2, 2003. Other risks inherent in Interpharm, Inc.'s business are described in ATEC Group, Inc.'s Definitive Proxy Statement filed with the Securities and Exchange Commission filed on May 2, 2003. ATEC Group, Inc and Interpharm, Inc. undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.



Contact:

         Interpharm Holdings, Inc.
         Munish Rametra, General Counsel
         (631) 297-1096 Fax: (631) 543-3780 mrametra@hotmail.com




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